Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

April 3, 2003

Avnet, Inc. Schedules Third Quarter
Fiscal Year 2003 Earnings Announcement

Avnet, Inc. (NYSE:AVT) announced today that its third quarter fiscal year 2003 earnings announcement will be webcast live via the Internet at www.ir.avnet.com on Thursday, April 24, 2003. Avnet will issue a press release outlining its financial results after market close that day, and will conduct an interactive webcast at 5:00 p.m. Eastern, 4:00 p.m. Central, 3:00 p.m. Mountain and 2:00 p.m. Pacific time.

Roy Vallee, Avnet’s chairman and chief executive officer and Ray Sadowski, Avnet’s chief financial officer, along with other members of Avnet’s senior management team, will comment on the Company’s results and respond to participant’s questions, which may be submitted via the Internet. In addition, Avnet will conduct its quarterly opinion survey to which all participants are encouraged to respond.

Please log on to the webcast at least 15 minutes prior to the start of the event to download any necessary software (RealPlayer or Windows Media Player) and to register for the webcast.

Phoenix, Arizona-based Avnet, Inc. is the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. John. J. Hovis Vice President and Director, Investor Relations 480/643-7053 investorrelations@avnet.com